EX-99.IND PUB ACCT

Change in Independent Public Accountant

The Fund, by action of the Audit Committee of the Board, approved Ernst & Young LLP (“EY”) to serve as the independent registered public accounting firm to audit the financial statements of the Fund for the fiscal year ending December 31, 2025. Previously, Grant Thornton LLP (“GT”) served as the independent registered public accounting firm to the Fund. GT ceased to provide audit services to the Fund on September 16, 2025.

GT’s report on the financial statements for the Fund for the fiscal period ended December 31, 2024 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such fiscal period and the interim period of January 1, 2025 through September 16, 2025 (the “Interim Period”), there were no (i) disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Fund’s financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Fund delivered a copy of this disclosure to GT and has requested that GT furnish it a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of that letter, dated March 9, 2026, is filed as Exhibit 99.1 to this Form N-CSR.

During the fiscal periods ended December 31, 2024 and the Interim Period, neither the Fund nor anyone on behalf of the Fund had consulted EY on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Grant Thornton

GRANT THORNTON LLP
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Newport Beach, CA 92660

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March 9, 2026

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: FT Vest Hedged Equity Income Fund: Series A3
File No. 811-23985

Dear Sir or Madam:

We have read Exhibit 19(a)(5) of Form N-CSR of FT Vest Hedged Equity Income Fund: Series A3 dated March 9, 2026, and agree with the statements concerning our Firm contained therein.

Very truly yours,

Grant Thornton LLP

GT.COM

Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.